Exhibit 99.1

Press Release

Trimeris Adjusts 2006 FUZEON North American Sales Guidance

Company Reaffirms Commitment to Achieving Profitability for

the Full Year 2006

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MORRISVILLE, N.C.--Oct. 11, 2006--Trimeris, Inc. (NASDAQ: TRMS) today announced that it is revising its guidance for FUZEON net sales in the U.S. and Canada for the full year 2006 from the previous range of between $140 million to $150 million to the new range of between $126 million to $134 million (representing 12 to 19 percent growth over 2005). Importantly, the Company maintains its guidance of achieving profitability for the full year 2006, including option expense.

"Slower than anticipated adoption of the newest HIV protease inhibitors has provided less momentum than we expected for boosting new FUZEON prescriptions, and we have adjusted our guidance accordingly," said Steven D. Skolsky, Chief Executive Officer of Trimeris. "Nevertheless, we believe that the proven contribution that FUZEON is making toward the achievement of undetectable viral load in treatment-experienced HIV patients will continue to drive future worldwide growth of FUZEON. We anticipate that this, combined with the improvement we've seen in FUZEON gross margins will propel the Company to its first profitable year since it began operations in 1993."

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. Trimeris is developing FUZEON and future generations of peptide fusion inhibitors in collaboration with F. Hoffmann-La Roche Ltd. For more information about Trimeris, please visit the Company's website at http://www.trimeris.com.

Trimeris Safe Harbor Statement

This document and any attachments may contain forward-looking information about the Company's financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris' Form 10-K filed with the Securities and Exchange Commission on March 10, 2006 and its periodic reports filed with the SEC.

CONTACT: Trimeris, Inc.
Andrew Graham, Director of Finance, 919-419-6050 or
Michael A. Recny, Ph.D., Vice President,

Corporate Development, 919-419-6050